News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS;
REVISES FULL YEAR ESTIMATE

Second Quarter 2016 Highlights

•	Net income per share of $0.55
•	Adjusted net income per share of $0.60
•	Commercial qualification underway at new metal container facility
•	Closures volume growth of 3 percent

STAMFORD, CT, July 27, 2016 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported second quarter 2016 net income of $33.3 million, or $0.55 per diluted share, as compared to second quarter 2015 net income of $42.2 million, or $0.70 per diluted share.

"We are pleased with our second quarter 2016 results, as we reported adjusted net income per diluted share of $0.60, at the high end of our estimate, with each business segment exceeding expectations," said Tony Allott, President and CEO.  "Our metal container business benefitted from an earlier than expected midwest vegetable pack in the U.S., though not as early or strong as in the prior year.  In addition, we advanced the qualification process of the new can manufacturing facility and incurred related start-up costs in the quarter.  Our closures business continued to experience volume growth due to strong demand for single-serve beverages, particularly in the U.S.," continued Mr. Allott.   "In our
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SILGAN HOLDINGS
July 27, 2016

plastic container business, meeting the needs of our customers is our primary focus as we continue to make positive strides with our customer service and operating performance objectives.  However, to ensure continued success with our customers we are continuing to implement the optimization program on a more measured pace.  Based upon revised estimates of our customers' pack demand and the gradual pace of improvement in the plastic container business, we are revising our full year 2016 earnings estimate of adjusted net income per diluted share to a range of $2.70 to $2.90," continued Mr. Allott.

Adjusted net income per diluted share was $0.60 for the second quarter of 2016, after adjustments increasing net income per diluted share by $0.05.  Adjusted net income per diluted share was $0.71 for the second quarter of 2015, after adjustments increasing net income per diluted share by $0.01. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the second quarter of 2016 were $874.6 million, a decrease of $39.6 million, or 4.3 percent, as compared to $914.2 million in 2015.  This decrease was the result of lower net sales in all of our businesses due primarily to the pass through of lower raw material costs.

Income from operations for the second quarter of 2016 was $67.7 million, a decrease of $10.6 million, or 13.5 percent, as compared to $78.3 million for the second quarter of 2015, and operating margin decreased to 7.7 percent from 8.6 percent for the same periods.  The decrease in income from operations was the result of the anticipated decrease in income from operations in the metal and plastic container businesses, partially offset by an increase in income from operations in the closures business.   Rationalization charges were $5.0 million and $1.0 million in the second quarters of 2016 and 2015, respectively.

The effective tax rates were 34.4 percent and 31.3 percent for the second quarters of 2016 and 2015, respectively.  The effective tax rate in the second quarter of 2015 benefitted from higher income in lower tax jurisdictions.
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SILGAN HOLDINGS
July 27, 2016

Metal Containers

Net sales of the metal container business were $529.6 million for the second quarter of 2016, a decrease of $24.1 million, or 4.4 percent, as compared to $553.7 million in 2015.  This decrease was primarily the result of the pass through of lower raw material costs and a decrease in unit volumes of approximately 2 percent, partially offset by a favorable mix of products sold and the impact of slightly favorable foreign currency translation.   The decrease in unit volumes was primarily the result of a stronger start to the U.S. midwest vegetable pack in the prior year quarter and a slower start to this year's seasonal vegetable pack in Europe due to cool and wet conditions.

Income from operations of the metal container business in the second quarter of 2016 decreased $2.4 million to $45.9 million as compared to $48.3 million in 2015, while operating margin remained constant at 8.7 percent over the same periods.  The decrease in income from operations was primarily attributable to rationalization charges related to the shutdown of the LaPorte, Indiana manufacturing facility, start-up costs related to the new can manufacturing facility and lower unit volumes, partially offset by a favorable mix of products sold and better operating performance than in the prior year quarter.  Rationalization charges were $4.0 million in the second quarter of 2016.

Closures

Net sales of the closures business were $206.5 million in the second quarter of 2016, a decrease of $0.6 million, or 0.3 percent, as compared to $207.1 million in the second quarter of 2015.  This decrease was primarily the result of the pass through of lower raw material costs, largely offset by an increase in unit volumes of approximately 3 percent and the impact of slightly favorable foreign currency translation.   The increase in unit volumes was primarily due to continued strong demand from U.S. beverage markets.

Income from operations of the closures business for the second quarter of 2016 increased $0.7 million to $25.3 million as compared to $24.6 million in 2015, and operating margin increased to 12.3 percent from 11.9 percent over the same periods.  The increase in income from operations was primarily due to higher unit volumes and strong operating performance, partially offset by the unfavorable impact from the lagged pass through of increases in resin costs.
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SILGAN HOLDINGS
July 27, 2016

Plastic Containers

Net sales of the plastic container business were $138.5 million in the second quarter of 2016, a decrease of $14.9 million, or 9.7 percent, as compared to $153.4 million in the second quarter of 2015.  This decrease was principally due to lower unit volumes of approximately 5 percent as a result of the continued rebalancing of the customer portfolio in conjunction with the footprint optimization program, the pass through of lower raw material costs and the impact of slightly unfavorable foreign currency translation.

Income from operations of the plastic container business for the second quarter of 2016 was $1.0 million, a decrease of $8.4 million as compared to $9.4 million in 2015, and operating margin decreased to 0.7 percent from 6.1 percent over the same periods.  The decrease in income from operations was primarily attributable to higher incremental costs and inefficiencies incurred to service customers during the footprint optimization program, lower unit volumes, start-up costs related to the new manufacturing facilities and the favorable impact in the prior year period from the lagged pass through of decreases in resin costs.

Six Months

Net income for the first six months of 2016 was $59.9 million, or $0.98 per diluted share, as compared to net income for the first six months of 2015 of $75.5 million, or $1.22 per diluted share.  Adjusted net income per diluted share for the first six months of 2016 was $1.05 versus $1.24 in the prior year period, after adjustments increasing net income per diluted share by $0.07 for the first six months of 2016 and adjustments increasing net income per diluted share by $0.02 for the first six months of 2015.

Net sales for the first six months of 2016 decreased $63.4 million, or 3.7 percent, to $1.67 billion as compared to $1.73 billion for the first six months of 2015.  This decrease was primarily the result of the pass through of lower raw material costs across all businesses and lower unit volumes and the impact of unfavorable foreign currency translation in the plastic container business, partially offset by an increase in unit volumes in the closures business and a favorable mix of products sold in the metal container business.
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SILGAN HOLDINGS
July 27, 2016

Income from operations for the first six months of 2016 was $125.1 million, a decrease of $20.3 million, or 14.0 percent, from the same period in 2015.  This decrease was primarily due to higher manufacturing costs in the metal and plastic container businesses including start-up costs related to the new manufacturing facilities, the unfavorable impact from the lagged pass through of changes in resin costs in the closures and plastic container businesses as compared to the prior year period, higher rationalization charges, lower unit volumes in the plastic container business and foreign currency transaction losses.  These decreases were partially offset by an increase in unit volumes in the closures business, a favorable mix of products sold in the metal container business and manufacturing efficiencies in the closures business.  Rationalization charges were $6.1 million and $1.6 million in the first six months of 2016 and 2015, respectively.

The effective tax rate for the first six months of 2016 was 34.7 percent as compared to 32.6 percent for the first six months of 2015.  The effective tax rate in 2016 was unfavorably impacted by the cumulative adjustment of a change in tax law in a certain foreign jurisdiction, partially offset by higher income in more favorable tax jurisdictions.  The effective tax rate in 2015 benefitted from higher income in more favorable tax jurisdictions.

Outlook for 2016

The Company revised its estimate of adjusted net income per diluted share for the full year of 2016, which excludes rationalization charges, to a range of $2.70 to $2.90 from the previous range of $2.80 to $3.00.  This estimate reflects current indications of lower demand from certain U.S. pack customers, a cool and wet start to the European growing season and a somewhat more measured pace of equipment relocations associated with the footprint optimization program in the plastic container business.  This estimate compares to adjusted net income per diluted share for the full year of 2015 of $2.97.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2016, which excludes rationalization charges, in the range of $1.20 to $1.30.  As in prior years, given the uncertainties around the timing of the fruit and vegetable harvest in the U.S. and the late start of the pack in Europe, the results of the back half of the year could shift between the third and fourth
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SILGAN HOLDINGS
July 27, 2016

quarters.  This estimate compares to adjusted net income per diluted share of $1.26 in the third quarter of 2015.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2016 at 11:00 a.m. eastern time on July 27, 2016.  The toll free number for those in the U.S. and Canada is (888) 352-6793, and the number for international callers is (719) 457-2607.  For those unable to listen to the live call, a taped rebroadcast will be available through August 10, 2016.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 4156728.

* * *

Silgan is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015.  Silgan operates 88 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2016	2015	2016	2015

Net sales	$874.6	$914.2	$1,667.4	$1,730.8

Cost of goods sold	746.9	780.5	1,425.8	1,474.9

Gross profit	127.7	133.7	241.6	255.9

Selling, general and administrative expenses	55.0	54.4	110.4	108.9

Rationalization charges	5.0	1.0	6.1	1.6

Income from operations	67.7	78.3	125.1	145.4

Interest and other debt expense	16.9	16.8	33.3	33.2

Income before income taxes	50.8	61.5	91.8	112.2

Provision for income taxes	17.5	19.3	31.9	36.7

Net income	$33.3	$42.2	$59.9	$75.5

Earnings per share:
Basic net income per share	$0.55	$0.70	$0.99	$1.23
Diluted net income per share	$0.55	$0.70	$0.98	$1.22

Cash dividends per common share	$0.17	$0.16	$0.34	$0.32

Weighted average shares (000's):
Basic	60,504	60,473	60,477	61,631
Diluted	60,860	60,728	60,841	61,899

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2016	2015	2016	2015
Net sales:
Metal containers	$529.6	$553.7	$983.1	$1,012.6
Closures	206.5	207.1	402.6	405.2
Plastic containers	138.5	153.4	281.7	313.0
Consolidated	$874.6	$914.2	$1,667.4	$1,730.8

Income from operations:
Metal containers (a)	$45.9	$48.3	$83.5	$89.0
Closures (b)	25.3	24.6	49.8	46.2
Plastic containers (c)	1.0	9.4	1.1	18.6
Corporate	(4.5)	(4.0)	(9.3)	(8.4)
Consolidated	$67.7	$78.3	$125.1	$145.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2016	2015	2015
Assets:
Cash and cash equivalents	$120.5	$126.7	$99.9
Trade accounts receivable, net	394.8	443.9	281.0
Inventories	806.5	753.3	628.1
Other current assets	45.6	35.9	36.1
Property, plant and equipment, net	1,165.1	1,082.7	1,125.4
Other assets, net	1,021.7	1,060.6	1,022.2
Total assets	$3,554.2	$3,503.1	$3,192.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$508.4	$504.9	$628.9
Current and long-term debt	1,935.1	1,970.5	1,513.5
Other liabilities	421.3	444.7	411.1
Stockholders' equity	689.4	583.0	639.2
Total liabilities and stockholders' equity	$3,554.2	$3,503.1	$3,192.7

(a)	Includes rationalization charges of $4.0 million for each of the three and six months ended June 30, 2016.
(b)	Includes rationalization charges of $0.3 million and $0.8 million for the three months ended June 30, 2016 and 2015, respectively, and $0.4 million and $1.1 million for the six months ended June 30, 2016 and 2015, respectively.
(c)	Includes rationalization charges of $0.7 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively, and $1.7 million and $0.5 million for the six months June 30, 2016 and 2015, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2016	2015

Cash flows provided by (used in) operating activities:
Net income	$59.9	$75.5
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	73.0	73.0
Rationalization charges	6.1	1.6
Other changes that provided (used) cash:
Trade accounts receivable, net	(111.6)	(140.4)
Inventories	(176.4)	(212.8)
Trade accounts payable and other changes, net	(13.6)	67.2
Net cash used in operating activities	(162.6)	(135.9)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	-	(0.7)
Capital expenditures	(111.7)	(98.2)
Proceeds from asset sales	8.8	0.1
Net cash used in investing activities	(102.9)	(98.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(20.9)	(20.1)
Changes in outstanding checks – principally vendors	(101.8)	(82.8)
Shares repurchased under authorized repurchase program	-	(170.1)
Net borrowings and other financing activities	408.8	411.8
Net cash provided by financing activities	286.1	138.8

Cash and cash equivalents:
Net increase (decrease)	20.6	(95.9)
Balance at beginning of year	99.9	222.6
Balance at end of period	$120.5	$126.7

     SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
 For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2016	2015	2016	2015

Net income per diluted share as reported	$0.55	$0.70	$0.98	$1.22

Adjustments:
Rationalization charges	0.05	0.01	0.07	0.02
Adjusted net income per diluted share	$0.60	$0.71	$1.05	$1.24

     SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2016	2016	2015	2016	2016	2015
Net income per diluted share as estimated
for 2016 and as reported for 2015	$1.16	$1.26	$1.16	$2.59	$2.79	$2.81

Adjustments:
Rationalization charges	0.04	0.04	0.10	0.11	0.11	0.16
Costs attributable to announced acquisitions (2)	-	-	-	-	-	-
Adjusted net income per diluted share
as estimated for 2016 and presented for 2015	$1.20	$1.30	$1.26	$2.70	$2.90	$2.97

(1)	The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and costs attributable to announced acquisitions from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.